CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,000,000	$386.40

Pricing supplement no. 2611
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 40-I dated June 2, 2014 and

underlying supplement no. 21-I dated January 31, 2014

Registration Statement No. 333-177923 Dated June 25, 2014 Rule 424(b)(2)

Structured Investments	$3,000,000 Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index due June 30, 2021

General

•	The notes are designed for investors who seek monthly interest payments based on a variable interest rate, which could be zero. Interest will accrue on the notes only on trading days on which the closing level of the S&P 500® Index is greater than or equal to 80% of its Initial Index Level.
•	Investors should be willing to lose up to 80% of their principal amount at maturity if the Ending Index Level is less than the Initial Index Level by more than the Buffer Amount. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Investors will receive little or no contingent monthly interest if the closing level of the S&P 500® Index remains below 80% of the Initial Index Level for extended periods of time or even throughout the 7-year term of the notes.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing June 30, 2021*
•	Minimum denominations of $1,000 and integral multiples thereof
•	At our option, we may redeem the notes, in whole but not in part, on any of the specified Redemption Dates by providing at least 5 business days’ notice. If the notes are redeemed, you will receive on the applicable Redemption Date a cash payment equal to $1,000 for each $1,000 principal amount note redeemed.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 40-I or underlying supplement no. 21-I, will supersede the terms set forth in product supplement no. 40-I or underlying supplement no. 21-I. In particular, the method of determining the accrual, and amount, of interest, if any, will be as set forth under “Key Terms — Contingent Interest,” “Key Terms — Interest Rate,” “Additional Key Terms — Accrual Determination Period,” “Additional Key Terms — Accrual Provision” and “Additional Key Terms — Equity Index Determination Date” in this pricing supplement.
•	The notes priced on June 25, 2014 (the “Pricing Date”) and are expected to settle on or about June 30, 2014.

Key Terms

Maturity Date:*	If the notes have not been redeemed, June 30, 2021
Original Issue Date (Settlement Date):	On or about June 30, 2014
Payment at Maturity:	If the notes have not been redeemed, your payment at maturity per $1,000 principal amount note will be linked to the performance of the Equity Index, plus any accrued and unpaid interest, determined as follows:

•        If the Ending Index Level is greater than or equal to the Initial Index Level or is less than the Initial Index Level by up to the Buffer Amount, you will receive at maturity a cash payment for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid interest.

You will not participate in any appreciation of the Equity Index.

•        If the Ending Index Level is less than the Initial Index Level by more than the Buffer Amount, for every 1% that the Ending Index Level is less than the Initial Index Level by more than the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, your payment at maturity per $1,000 principal amount note will be equal to the sum of any accrued and unpaid interest and an amount calculated as follows:

$1,000 + [$1,000 × (Equity Index Return + Buffer Amount)]

You will lose some and may lose up to 80% of your principal amount at maturity if the Ending Index Level is less than the Initial Index Level by more than the Buffer Amount.

Buffer Amount:	20%
Redemption Feature:	At our option, we may redeem the notes, in whole but not in part, on any Redemption Date (commencing June 30, 2015) by providing at least 5 business days’ notice. If the notes are redeemed, you will receive on the applicable Redemption Date a cash payment equal to $1,000 for each $1,000 principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the business day immediately preceding the applicable Redemption Date.
Redemption Dates*:	Each Interest Payment Date, commencing June 30, 2015
Contingent Interest:

With respect to each Accrual Determination Period, for each $1,000 principal amount note, the interest payment will be calculated as follows:

$1,000 × Interest Rate × (Actual Days / 252),

where “Actual Days” means the actual number of trading days in that Accrual Determination Period.

Interest Rate:	With respect to each Accrual Determination Period, a rate per annum, calculated as follows:
	Interest Factor ×	Variable Days Actual Days

where “Variable Days” means the actual number of trading days during that Accrual Determination Period on which the Accrual Provision is satisfied.

The Interest Rate may not equal the Interest Factor during any Accrual Determination Period. The Interest Rate will depend on the number of trading days during any given Accrual Determination Period on which the Accrual Provision is satisfied and may be zero.

Other Key Terms:	See “Additional Key Terms” beginning on PS-1 of this pricing supplement.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Payment upon Redemption” in the accompanying product supplement no. 40-I, as supplemented by “Supplemental Terms of the Notes” in this pricing supplement

Investing in the Buffered Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 40-I, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement no. 21-I, and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per note	$1,000	$42.50	$957.50
Total	$3,000,000	$127,500	$2,872,500
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $42.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-36 of the accompanying product supplement no. 40-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $928.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 25, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 40-I dated June 2, 2014 and underlying supplement no. 21-I dated January 31, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 40-I and “Risk Factors” in underlying supplement no. 21-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 40-I dated June 2, 2014: http://www.sec.gov/Archives/edgar/data/19617/000095010314003833/crt-dp46799_424b2.pdf
•	Underlying supplement no. 21-I dated January 31, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214000661/e57163_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Interest Factor:	5.00% per annum. This is reflected monthly in the contingent interest calculation.
Accrual Determination Period:	The period from but excluding the Pricing Date to and including the first Monthly Final Accrual Determination Date and each successive period from but excluding a Monthly Final Accrual Determination Date to and including the next succeeding Monthly Final Accrual Determination Date
Monthly Final Accrual Determination Dates**:	As specified under “Monthly Final Accrual Determination Dates and Interest Payment Dates” below
Interest Payment Dates**:	Interest on the notes will be payable monthly in arrears on the Interest Payment Date immediately following the applicable Monthly Final Accrual Determination Date, commencing July 31, 2014, up to and including the Interest Payment Date corresponding to the Maturity Date, or, if the notes have been redeemed, the applicable Redemption Date. The Interest Payment Dates are specified under “Monthly Final Accrual Determination Dates and Interest Payment Dates” below. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Accrual Provision:	For each Accrual Determination Period, the Accrual Provision will be deemed to have been satisfied on each trading day during that Accrual Determination Period on which the Equity Index Level as of the applicable Equity Index Determination Date is greater than or equal to the Equity Index Strike. If, with respect to any trading day, the Equity Index Level determined on the applicable Equity Index Determination Date is less than the Equity Index Strike, then the Accrual Provision will be deemed not to have been satisfied for that trading day.
Equity Index:	The S&P 500® Index
Equity Index Strike:	80% of the Initial Index Level, which is 1,567.624
Initial Index Level:	The Equity Index Level on the Pricing Date, which was 1,959.53
Ending Index Level:	The Equity Index Level on the Observation Date
Equity Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Equity Index Determination Date**:	For each trading day during an Accrual Determination Period, that trading day
Observation Date**:	June 23, 2021
CUSIP:	48127DKQ0

** Subject to postponement as described under “Supplemental Terms of Notes — Postponement of a Determination Date” in this pricing supplement and “Description of Notes — Interest — General Terms Relating to Interest” in the accompanying product supplement no. 40-I, as supplemented by “Supplemental Terms of Notes” in this pricing supplement

Monthly Final Accrual Determination Dates and Interest Payment Dates

Monthly Final Accrual Determination Dates	Interest Payment Dates
7/24/2014	7/31/2014
8/22/2014	8/29/2014
9/23/2014	9/30/2014
10/24/2014	10/31/2014
11/20/2014	11/28/2014
12/23/2014	12/31/2014

JPMorgan Structured Investments —	PS-1
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

1/23/2015	1/30/2015
2/20/2015	2/27/2015
3/24/2015	3/31/2015
4/23/2015	4/30/2015
5/21/2015	5/29/2015
6/23/2015	6/30/2015
7/24/2015	7/31/2015
8/24/2015	8/31/2015
9/23/2015	9/30/2015
10/23/2015	10/30/2015
11/20/2015	11/30/2015
12/23/2015	12/31/2015
1/22/2016	1/29/2016
2/22/2016	2/29/2016
3/23/2016	3/31/2016
4/22/2016	4/29/2016
5/23/2016	5/31/2016
6/23/2016	6/30/2016
7/22/2016	7/29/2016
8/24/2016	8/31/2016
9/23/2016	9/30/2016
10/24/2016	10/31/2016
11/22/2016	11/30/2016
12/22/2016	12/30/2016
1/24/2017	1/31/2017
2/21/2017	2/28/2017
3/24/2017	3/31/2017
4/21/2017	4/28/2017
5/23/2017	5/31/2017
6/23/2017	6/30/2017
7/24/2017	7/31/2017
8/24/2017	8/31/2017
9/22/2017	9/29/2017
10/24/2017	10/31/2017
11/22/2017	11/30/2017
12/21/2017	12/29/2017
1/24/2018	1/31/2018
2/21/2018	2/28/2018
3/22/2018	3/29/2018
4/23/2018	4/30/2018
5/23/2018	5/31/2018
6/22/2018	6/29/2018
7/24/2018	7/31/2018
8/24/2018	8/31/2018
9/21/2018	9/28/2018
10/24/2018	10/31/2018
11/23/2018	11/30/2018
12/21/2018	12/31/2018
1/24/2019	1/31/2019
2/21/2019	2/28/2019
3/22/2019	3/29/2019
4/23/2019	4/30/2019
5/23/2019	5/31/2019
6/21/2019	6/28/2019
7/24/2019	7/31/2019
8/23/2019	8/30/2019
9/23/2019	9/30/2019
10/24/2019	10/31/2019
11/21/2019	11/29/2019
12/23/2019	12/31/2019
1/24/2020	1/31/2020

JPMorgan Structured Investments —	PS-2
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

2/21/2020	2/28/2020
3/24/2020	3/31/2020
4/23/2020	4/30/2020
5/21/2020	5/29/2020
6/23/2020	6/30/2020
7/24/2020	7/31/2020
8/24/2020	8/31/2020
9/23/2020	9/30/2020
10/23/2020	10/30/2020
11/20/2020	11/30/2020
12/23/2020	12/31/2020
1/22/2021	1/29/2021
2/19/2021	2/26/2021
3/24/2021	3/31/2021
4/23/2021	4/30/2021
5/21/2021	5/28/2021
6/23/2021	6/30/2021

Supplemental Terms of Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement or underlying supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Specified Component	Equity Index
Specified Component Return	Equity Index Return
Initial Component Value	Initial Index Level
Ending Component Value	Ending Index Level

For the avoidance of doubt, the concept of an “Interest Period” is not applicable to the notes offered by this pricing supplement.

For purposes of the notes offered by this pricing supplement, if a Monthly Final Accrual Determination Date (other than the Monthly Final Accrual Determination Date corresponding to the Observation Date) has been postponed as described below under “— Postponement of a Determination Date” below, the related Interest Payment Date will be postponed to the fifth business day following that Monthly Final Accrual Determination Date, as postponed, and the payment of interest due on that Interest Payment Date will be made with the same force and effect on that Interest Payment Date, as postponed, but no additional interest will accrue or be payable as a result of the delayed payment.

For purposes of the notes offered by this pricing supplement, the reference to “the Final Disrupted Observation Date” in the accompanying product supplement under “General Terms of Notes — Payment Upon an Event of Default” will be deemed to refer to “the Final Disrupted Determination Date for the Observation Date (which is also the final Monthly Final Accrual Determination Date)” and the last two sentences of the first paragraph in that section will be deemed to be deleted.

Postponement of a Determination Date

Each of the Equity Index Determination Dates, the Monthly Final Accrual Determination Dates and the Observation Date is referred to as a “Determination Date.” If any Determination Date is a Disrupted Day, that Determination Date will be postponed to the immediately succeeding business day that is not a Disrupted Day. In no event, however, will a Determination Date be postponed to a date that is after the tenth business day after that Determination Date, as originally scheduled (a “Final Disrupted Determination Date”).

If a Determination Date has been postponed to the applicable Final Disrupted Determination Date and that Final Disrupted Determination Date is a Disrupted Day, the calculation agent will determine the Equity Index Level for that Determination Date on that Final Disrupted Determination Date in accordance with the formula for and method of calculating the closing level of the Equity Index last in effect prior to the commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for that suspension or limitation or non-trading day) on that Final Disrupted Determination Date of each security most recently constituting the Equity Index.

A “Disrupted Day” means a day that is not a trading day or a day on which a market disruption event occurs or is continuing.

JPMorgan Structured Investments —	PS-3
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

Selected Purchase Considerations

•	MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a variable Interest Rate, which could be zero. Interest will accrue on the notes only on trading days in the applicable Accrual Determination Period on which the Equity Index Level is greater than or equal to the Equity Index Strike (i.e., the Accrual Provision is satisfied on that trading day). Interest will accrue at a rate per annum equal to the product of (1) the Interest Factor of 5.00% and (2) the Variable Days (i.e., the actual number of trading days during the applicable Accrual Determination Period on which the Accrual Provision is satisfied) divided by the Actual Days (i.e., the actual number of trading days in the applicable Accrual Determination Period). Interest, if any, will be payable monthly in arrears on the Interest Payment Date immediately following the applicable Monthly Final Accrual Determination Date, commencing July 31, 2014, up to and including the Interest Payment Date corresponding to the Maturity Date, or, if the notes have been redeemed, the applicable Redemption Date, to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following that day, but no additional interest will accrue or be payable as a result of the delayed payment. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Index Level is greater than or equal to the Initial Index Level or is less than the Initial Index Level by up to the Buffer Amount. If the Ending Index Level is less than the Initial Index Level by more than the Buffer Amount, for every 1% that the Ending Index Level is less than the Initial Index Level by more than the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose some and may lost up to 80% of your principal amount at maturity.
•	POTENTIAL MONTHLY REDEMPTION BY US AT OUR OPTION AFTER ONE YEAR — At our option, we may redeem the notes, in whole but not in part, on any Redemption Date, commencing June 30, 2015, for a cash payment equal to $1,000 for each $1,000 principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the holder of record of such notes at the close of business on the business day immediately preceding the applicable Redemption Date.
•	INTEREST RATE AND PAYMENT AT MATURITY LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX — The interest rate and the payment at maturity on the notes are linked to the performance of the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “The S&P 500® Index” in the accompanying underlying supplement no. 21-I.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 40-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent interest payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 40-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – Tax Considerations

The U.S. federal income tax treatment of contingent interest payments is uncertain, and although we believe it is reasonable to take a position that contingent interest payments are not subject to U.S. withholding tax (at least if an applicable IRS Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMorgan Structured Investments —	PS-4
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

Recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes.

If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances., including the potential application of the proposed regulations described above.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 40-I dated June 2, 2014 and the “Risk Factors” section in the accompanying underlying supplement no. 21-I dated January 31, 2014.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal at maturity in excess of $200 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co. The return on the notes at maturity is linked to the performance of the Equity Index and will depend on whether, and the extent to which, the Equity Index Return is positive or negative. Your investment will be exposed to a loss if the Ending Index Level is less than the Initial Index Level by more than the Buffer Amount. For every 1% that the Ending Index Level is less than the Initial Index Level by more than the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose some and may lose up to 80% of your principal amount at maturity.
•	NO GUARANTEED INTEREST PAYMENTS — Your only return on the notes will be the monthly contingent interest payments that may be paid over the term of the notes. If the Equity Index Level on each trading day during an Accrual Determination Period is less than the Equity Index Strike, your interest payment will equal zero for that Accrual Determination Period. If the interest payment is zero for each of the Accrual Determination Periods, you will not receive any interest during the term of the notes.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES; THE NOTES DO NOT PROVIDE FOR REGULAR INTEREST PAYMENTS AND YOU MAY RECEIVE NO CONTINGENT INTEREST PAYMENTS THROUGHOUT THE 7-YEAR PERIOD — The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. The rate of interest paid by us on the notes for each Accrual Determination Period is not fixed, but will vary depending on whether the Accrual Provision is satisfied, and whether such Accrual Provision is satisfied will depend on the daily fluctuations in the Equity Index Level. From the Original Issue Date until the Maturity Date, the notes will pay a monthly contingent interest payment based on the number of trading days, if any, in the relevant Accrual Determination Period on which the Equity Index Level is greater than or equal to 80% of the Initial Index Level, which we refer to as the Equity Index Strike. Investors will receive little or no monthly contingent interest payment if the Equity Index Level remains below the Equity Index Strike for extended periods of time or even throughout the 7-year period. If you do not earn sufficient contingent interest payments over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity. Although the variable interest rate on the notes is determined, in part, by reference to the Equity Index Level, the notes do not actually pay interest that tracks the return of the Equity Index. You should consider, among other things, the overall annual percentage rate of interest to maturity as compared to other equivalent investment alternatives.
•	INVESTORS WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE EQUITY INDEX — Investors will not participate in any appreciation in the Equity Index during the term of the notes. Instead, the return on the notes will be limited to the contingent interest payment, if any, that is paid with respect to each Accrual Determination Period based on the number of trading days in the relevant Accrual Determination Period on which the Equity Index Level is greater than or equal to 80% of the Initial Index Level.
•	The interest rate on the notes is limited by the interest factor — The Interest Rate for each Accrual Determination Period will be limited by the Interest Factor. Interest will accrue at a rate per annum equal to the product of (1) the Interest Factor and (2) the Variable Days divided by the Actual Days. As a result, the Interest Rate for any Accrual Determination Period will never exceed the Interest Factor.
•	The interest rate on the notes is based on an Accrual Provision linked to the EQUITY INDEX LEVEL, which may result in an interest rate of zero — Although the maximum rate is equal to the Interest Factor of 5.00% per annum, for every trading day during any Accrual Determination Period on which the Accrual Provision is not satisfied, the Interest Rate for that Accrual Determination Period will be reduced. The Accrual Provision will not be satisfied, and therefore interest will not accrue, on any trading day with respect to which the Equity Index Level as of the applicable Equity Index Determination Date is less than the Equity Index Strike. We cannot predict the factors that may cause the Accrual Provision to be satisfied, or not, on any trading day. The amount of interest that accrues on the notes in any Accrual Determination Period may decrease even if the Equity Index Level increases. If the Accrual Provision is not satisfied for an entire Accrual Determination Period, the Interest Rate for that period would be zero. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.

JPMorgan Structured Investments —	PS-5
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors” in the accompanying product supplement no. 40-I and “Risk Factors” in the accompanying underlying supplement 21-I for additional information about these risks.

In addition, we are currently one of the companies that make up the Equity Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Equity Index and the notes.

•	THE REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If we redeem the notes, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Redemption Date.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced to as short as one year and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be

JPMorgan Structured Investments —	PS-6
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level the Equity Index, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Equity Index;
•	the time to maturity of the notes;
•	the redemption feature and whether we are expected to redeem the notes, which are likely to limit the value of the notes;
•	the dividend rates on the equity securities underlying the Equity Index;
•	interest and yield rates in the market generally, as well as the volatility of those rates; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities underlying the S&P 500® Index would have.

JPMorgan Structured Investments —	PS-7
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Accrual Determination Period

The following examples illustrate how to calculate the Interest Rate on the notes for three hypothetical Accrual Determination Periods. For purposes of the following examples, which reflect the Interest Factor of 5.00% per annum, we have assumed that there are 21 trading days in the applicable Accrual Determination Period and that the notes have not been previously redeemed. The hypothetical Equity Index Levels and Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Equity Index Levels or Interest Rates for any Accrual Determination Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The Equity Index Level is greater than or equal to the Equity Index Strike on 14 trading days during the Accrual Determination Period. Because the Accrual Provision is satisfied for 14 trading days and the Interest Factor is 5.00%, the Interest Rate for the Accrual Determination Period is 3.33% per annum, calculated as follows:

5.00% × ( 14 / 21 ) = 3.33% per annum

Example 2: The Equity Index Level is greater than or equal to the Equity Index Strike on 7 trading days during the Accrual Determination Period. Because the Accrual Provision is satisfied for 7 trading days and the Interest Factor is 5.00%, the Interest Rate for the Accrual Determination Period is 1.67% per annum, calculated as follows:

5.00% × ( 7 / 21 ) = 1.67% per annum

Example 3: The Equity Index Level is less than the Equity Index Strike on each trading day during the Accrual Determination Period. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any trading day, the Interest Rate for the Accrual Determination Period is 0.00% per annum.

What Are the Total Return and the Payment at Maturity on the Notes, Assuming a Range of Performances for the Equity Index?

The following table, graph and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or hypothetical payment at maturity set forth below assumes an Initial Index Level of 1,900 and reflects the Buffer Amount of 20%. Each hypothetical total return or hypothetical payment at maturity also assumes that the notes have not been previously redeemed and that no interest is payable over the term of the notes. Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table, graph and in the examples on the following page have been rounded for ease of analysis.

Ending Index Level	Equity Index Return	Total Return	Payment at Maturity
3,420.00	80.00%	0.00%	$1,000.00
3,135.00	65.00%	0.00%	$1,000.00
2,850.00	50.00%	0.00%	$1,000.00
2,660.00	40.00%	0.00%	$1,000.00
2,470.00	30.00%	0.00%	$1,000.00
2,280.00	20.00%	0.00%	$1,000.00
2,185.00	15.00%	0.00%	$1,000.00
2,090.00	10.00%	0.00%	$1,000.00
1,995.00	5.00%	0.00%	$1,000.00
1,947.50	2.50%	0.00%	$1,000.00
1,900.00	0.00%	0.00%	$1,000.00
1,852.50	-2.50%	0.00%	$1,000.00
1,805.00	-5.00%	0.00%	$1,000.00
1,710.00	-10.00%	0.00%	$1,000.00
1,520.00	-20.00%	0.00%	$1,000.00
1,330.00	-30.00%	-10.00%	$900.00
1,140.00	-40.00%	-20.00%	$800.00
950.00	-50.00%	-30.00%	$700.00
760.00	-60.00%	-40.00%	$600.00
570.00	-70.00%	-50.00%	$500.00
380.00	-80.00%	-60.00%	$400.00
190.00	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00

JPMorgan Structured Investments —	PS-8
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Equity Index increases from the Initial Index Level of 1,900 to an Ending Index Level of 2,090. Although the Ending Index Level of 2,090 is greater than the Initial Index Level, the investor receives a payment at maturity of only $1,000 per $1,000 principal amount note.

Example 2: The level of the Equity Index decreases from the Initial Index Level of 1,900 to an Ending Index Level of 1,710. Because the Ending Index Level of 1,710 is less than the Initial Index Level by up to the Buffer Amount of 20%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Equity Index decreases from the Initial Index Level of 1,900 to an Ending Index Level of 950. Because the Ending Index Level of 950 is less than the Initial Index Level by more than the Buffer Amount of 20% and the Equity Index Return is -50%, the investor receives a payment at maturity of $700 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50% + 20%)] = $700

Example 4: The level of the Equity Index decreases from the Initial Index Level of 1,900 to an Ending Index Level of 0. Because the Ending Index Level of 0 is less than the Initial Index Level of 1,900 by more than the Buffer Amount of 20% and the Index Return is -100%, the investor receives a payment at maturity of $200 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-100% + 20%)] = $200

The hypothetical returns and hypothetical payments shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-9
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index based on the weekly Equity Index Levels from January 2, 2004 through June 20, 2014. The Equity Index Level on June 25, 2014 was 1,959.53. We obtained the Equity Index Levels below from Bloomberg Financial Markets, without independent verification.

The historical levels of the Equity Index should not be taken as an indication of future performance, and no assurance can be given as to the Equity Index Level on any Equity Index Determination Date or the Observation Date. We cannot give you assurance that the performance of the Equity Index will result in any interest payments or the return of any of your principal in excess of $200 per $1,000 principal amount note, subject to the credit risk of JPMorgan Chase & Co.

The bold line in the graph shows the value of the Equity Index Strike, which is equal to 80% of the Equity Index Level on June 25. 2014.

Historical Period
Total number of trading days in historical period from January 2, 2004 through June 25, 2014	2,638
Number of trading days on or after January 2, 2004 that the Equity Index Level was greater than or equal to 1,567.624 (80% of the Equity Index Level on June 25, 2014) 354
Number of trading days on or after January 2, 2004 that the Equity Index Level was less than 1,567.624 (80% of the Equity Index Level on June 25, 2014) 2,284

Interest will not accrue on the notes on any trading day during an Accrual Determination Period if the Equity Index Level on the related Equity Index Determination Date is less than the Equity Index Strike of 80% of the Initial Index Level.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMorgan Structured Investments —	PS-10
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes. The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Accrual Determination Period,” “What Are the Total Return and the Payment at Maturity on the Notes, Assuming a Range of Performances for the Equity Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Interest Rate and Payment at Maturity Linked to the Performance of the S&P 500® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes, plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-11
Buffered Callable Range Accrual Notes linked to the Performance of the S&P 500® Index